EXHIBIT 99.3

KODIAK OIL AND GAS CORP.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2009

(amounts in thousands, except share data)

	Kodiak				Kodiak
	Oil and Gas		Pro Forma		Oil and Gas
	Historical	Properties	Adjustments		Pro Forma
		(a)
Revenues:
Gas production	$541	$3	$—		$544
Oil production	5,959	40	—		5,999
Interest and other	44	—	—		44
Total revenues	6,544	43	—		6,587

Operating expenses:
Oil and gas production	1,233	5	—		1,238
Depletion, depreciation, amortization and accretion	1,938	—	13	(b)	1,951
General and administrative	5,548	—	614	(c)	6,162
Total operating expenses	8,719	5	627		9,351

Interest Expense	—	—	4,845	(d)	4,845

Net income (loss)	$(2,175)	$38	$(5,472)		$(7,609)

Basic and diluted weighted-average common shares outstanding	100,101,589		—		100,101,589
Basic and diluted net loss per common share	$(0.02)				$(0.08)

(a)   Operating revenues and direct operating expenses of properties acquired for the period March 1, 2009 (inception) to September 30, 2009

(b)   To record additional depletion, depreciation, and amortization expense and accretion expense

(c)   To record amortization expense of the origination fees and related closing costs associated with obtaining financing for the Acquisition and estimated acquisition costs

(d)   To record incremental interest expense on acquisition financing

See accompanying notes to unaudited pro forma condensed consolidated financial statements

KODIAK OIL AND GAS CORP.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

YEAR ENDED DECEMBER 31, 2009

(amounts in thousands, except share data)

	Kodiak				Kodiak
	Oil and Gas		Pro Forma		Oil and Gas
	Historical	Properties	Adjustments		Pro Forma
		(a)
Revenues:
Gas production	$625	$5	$—		$630
Oil production	10,652	54	—		10,706
Interest and other	61	—	—		61
Total revenues	11,338	59	—		11,397

Operating expenses:
Oil and gas production	2,220	7	—		2,227
Depletion, depreciation, amortization and accretion	3,159	—	18	(b)	3,177
General and administrative	8,522	—	685	(c)	9,207
Total operating expenses	13,901	7	703		14,611

Interest Expense	—	—	6,363	(d)	6,363

Net income (loss)	$(2,563)	$52	$(7,065)		$(9,576)

Basic and diluted weighted-average common shares outstanding	103,688,733		—		103,688,733
Basic and diluted net loss per common share	$(0.02)				$(0.09)

(a) Operating revenues and direct operating expenses of properties acquired for the period March 1, 2009 (inception) to December 31, 2009

(b) To record additional depletion, depreciation, and amortization expense and accretion expense

(c) To record amortization expense of the origination fees and related closing costs associated with obtaining financing for the Acquisition and estimated acquisition costs

(d) To record incremental interest expense on acquisition financing

See accompanying notes to unaudited pro forma condensed consolidated financial statements

KODIAK OIL AND GAS CORP.

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

1.             BASIS OF PRESENTATION

These unaudited pro forma condensed consolidated financial statements have been prepared in accordance with generally accepted accounting principles in the United States of America (“US GAAP”) and Kodiak Oil & Gas Corp.’s (“Company”) accounting policies. The pro forma condensed consolidated financial statements are based on the estimates and assumptions included in these notes and include adjustments necessary for presentation of the Bakken/Three Forks Properties Acquisition in accordance with US GAAP.

These unaudited pro forma condensed consolidated financial statements are not necessarily indicative of the financial position or results of operations that would have occurred had the acquisition been effected on the assumed dates. Additionally, future results may vary significantly from the results reflected in the unaudited pro forma consolidated statement of operations due to normal production declines, changes in prices, future transactions, the exclusion of various operating expenses and other factors.

These unaudited pro forma condensed consolidated financial statements should be read in conjunction with our Annual Report on Form 10—K for the year ended December 31, 2009, our Quarterly Report on Form 10—Q for the quarter ended September 30, 2009 and the Statements of Operating Revenues and Direct Operating Expenses of Properties Acquired by Kodiak for the Period from March 1, 2009 (Inception) to December 31, 2009 (Audited) and the Nine Month Period Ended September 30, 2010 and the Period from March 1, 2009 (Inception) to September 30, 2009 (Unaudited).

Bakken/Three Forks Properties Acquisition

On October 19, 2010, Kodiak Oil & Gas Corp. and its wholly owned subsidiary Kodiak Oil & Gas (USA) Inc. (collectively, “Kodiak”) entered into a definitive agreement (“Asset Purchase Agreement”) to acquire approximately 14,500 acres of Bakken/Three Forks leasehold and related producing properties (“Properties”) in the Williston Basin of North Dakota (“Acquisition”). The aggregate purchase price was expected to be comprised of $99 million in cash and 2.75 million shares of the Kodiak’s common stock (“Shares”).  In the event certain conditions precedent to the issuance of such shares are not satisfied, Kodiak Oil & Gas (USA) Inc. will be obligated to pay $11 million in cash in lieu of the Company issuing such shares. The Acquisition closed on November 30, 2010 and prior to closing the Company was unable to meet all conditions precedent for the issuance of the Shares. As such Kodiak completed the transaction solely with $110 million in cash.

The accompanying unaudited pro forma condensed consolidated financial statements give effect to the acquisition of the Properties. Additionally the Company records acquisition costs to general and administrative expenses. No material acquisition costs were incurred through September 30, 2010.

2.                                      PRO FORMA ADJUSTMENTS TO THE CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

a. Operating revenues and direct operating expenses of properties acquired;

b. Record additional depletion, depreciation, and amortization expense and accretion expense attributable to the preliminary purchase price allocation;

c. Record amortization expense of the origination fees and related closing costs associated with obtaining financing for the Acquisition and acquisition costs;

d. Record incremental interest expense on acquisition financing.